EXHIBIT 23.1





INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Fred Meyer, Inc. on Form S-3 of our report dated March 11, 1998, appearing in the Annual Report on Form 10-K of Fred Meyer, Inc. for the fiscal year ended January 31, 1998 and our report dated March 23, 1998 on the supplemental pooled financial statements of Fred Meyer, Inc. reflecting the acquisition of QFC on a pooling-of-interests basis included in Form 8-K/A of Fred Meyer, Inc. dated March 9, 1998, and to the reference to us under the headings "Selected Historical Financial and Other Data - Fred Meyer" in the Prospectus Supplement and "Experts" in the Prospectus, which are part of this Registration Statement.



DELOITTE & TOUCHE LLP

Portland, Oregon
June 5, 1998